EXHIBIT 99.1

For Immediate Release

Media Contact:	Investor & Analyst Contact:
Andy Foster	Todd Waltz
(408) 213-0928	(408) 213-0925
afoster@aemetis.com	twaltz@aemetis.com

AE Biofuels Announces Company Name Change to Aemetis
New Company Name Reflects Industrial Biotechnology Focus for Production of
Renewable Chemicals and Advanced Fuels

CUPERTINO, Calif. – November 15, 2011 – AE Biofuels, Inc. (OTC: AEBF), an industrial biotechnology company producing renewable chemicals and advanced fuels using patented microbes and processes, announced today that its shareholders have approved a change of name of the corporation from AE Biofuels, Inc. to Aemetis, Inc.  As of November 15, 2011, the stock symbol of Aemetis will be OTC: AMTX.

In June 2011, AE Biofuels acquired Zymetis, Inc., a Maryland industrial biotechnology company.  The name Aemetis was derived from “AE” which means “The One” in Scottish, and “Metis” which means “Prudent Wisdom” in Greek.

“Aemetis” means “The One Prudent Wisdom,” referring to the prudence and wisdom of replacing petroleum with renewable sources of chemicals and fuels.

The Aemetis Biorefinery technology platform is based on a unique patented aerobic marine organism (the “Z-microbe”) and propagation process that enables Aemetis to produce a variety of specialty biochemical and renewable fuels products for large markets using renewable feedstocks.  Aemetis holds 4 granted patents and 14 pending patents on its microbial and enzymatic technology and production processes.  Aemetis currently operates a 55 million gallon per year ethanol plant in Keyes, California and a 50 million gallon capacity biofuels plant in India.

“Our scientists and operations teams at Aemetis are focused on the development and commercialization of innovative industrial biotechnologies that produce advanced chemical and renewable fuel substitutes for traditional petroleum-based chemicals and fuels,” stated Eric McAfee, Chairman and CEO of Aemetis. “By expanding existing first-generation biofuels plants to produce high-margin chemicals and advanced fuels, our technology platform helps biofuels companies increase their operating margins, decrease margin volatility, and diversify feedstocks and products.”

About Aemetis
Headquartered in Cupertino, California, Aemetis is an industrial biotechnology company producing renewable chemicals and advanced fuels using patented microbes and processes.  Aemetis operates a 55 million gallon biofuels plant in California, and built and operates a nameplate 50 million gallon per year renewable chemicals and advanced fuels production facility on the east coast of India.  In 2011, Aemetis received a California Energy Commission grant to commercialize technology that enables the production of advanced biofuels from both non-food and traditional feedstocks.  For additional information about Aemetis, please visit www.aemetis.com.

Forward Looking Statements
The information contained herein includes forward-looking statements related to future events.  Statements regarding future events are based on current expectations and are necessarily subject to associated risks related to, among other things, the ability of the company to successfully commercialize its technologies, changes in government policy regarding renewable chemicals and fuels, the reduction or elimination of federal tax incentives or mandates, and changes in environmental regulations. Actual results may differ materially from those in the projections or other forward-looking statements made herein. For information regarding other related risks, please see the "Risk Factors" section of the company’s filings with the SEC.